                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                Sylvan, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 [SYLVAN LOGO]

                     333 Main Street, Saxonburg, PA 16056

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                               ----------------

                     Meeting Date:   Friday, June 8, 2001

                     Meeting Place:  Swissotel New York--The Drake
                                     440 Park Avenue at 56th Street
                                     New York, New York

                     Meeting Time:   10:00 a.m.

                     Record Date:    Monday, April 16, 2001

  You are cordially invited to attend the 2001 annual meeting of the shareholders of Sylvan Inc. If you plan to do so, please mark the box provided on your proxy card. However, whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, please complete, date and sign the enclosed proxy and return it promptly. Sending in your proxy will not prevent you from voting in person at the meeting.

  Matters to be voted upon at the meeting are:

    . the election of directors to hold office for the term of one year or until their successors are elected and qualified; and

    .  such other business as may properly come before the meeting.

                                          By Order of the Board of Directors

                                          Fred Y. Bennitt
                                          Secretary

April 30, 2001

                            PROXY STATEMENT CONTENTS

General Information
  Who Can Vote............................................................   1
  How to Vote.............................................................   1
  How Proxies Work........................................................   1
  Revoking a Proxy........................................................   1
  Quorum..................................................................   1
  Votes Needed............................................................   1
  Vote Counting...........................................................   2
  Payment of Proxy Solicitation Expenses..................................   2
  Attending the Annual Meeting............................................   2
  Disclosure of Voting Results............................................   2
  Shareholder Proposals for the 2002 Annual Meeting.......................   2
Common Stock Ownership of Certain Beneficial Owners.......................   3
Common Stock Ownership of Directors and Executive Officers................   4
Election of Directors.....................................................   5
Board Meetings............................................................   6
Board Committees (including the Report of the Audit Committee)............   6
Director Compensation.....................................................   7
Transactions with the Company.............................................   8
Stock Option and Compensation Committee Report on Executive Compensation
  Compensation Structure and Administration...............................   8
  Performance Measurements................................................   9
  Compensation for Executive Officers Other Than the Chief Executive
   Officer................................................................   9
  Compensation for the Chief Executive Officer............................   9
  Compensation Program Revisions for 2001.................................  10
  Consideration of Internal Revenue Code Section 162(m)...................  10
Stock Option and Compensation Committee Interlocks and Insider
 Participation............................................................  10
Management Compensation and Benefit Plans
  Summary Compensation Table..............................................  11
  Option Grants in the Year Ended December 31, 2000.......................  12
  Aggregated Option Exercises for the Year Ended December 31, 2000........  12
  Qualified Retirement Benefit Plan.......................................  13
Shareholder Return Performance Graph......................................  13
Section 16(a) Beneficial Ownership Reporting Compliance...................  14
Independent Public Accountants............................................  14
Annual Report on Form 10-K................................................  14
Appendix A--Sylvan Inc. Audit Committee Charter........................... A-1

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                             Friday, June 8, 2001
                         Swissotel New York--The Drake
                              New York, New York

                                 ------------

                              GENERAL INFORMATION

  This proxy statement and the enclosed proxy card are being mailed to you by your Board of Directors starting on or about May 9, 2001. The Board of Directors requests that your shares be represented at the annual meeting by the proxies named on the proxy card.

Who Can Vote

  You are entitled to vote at the annual meeting if the Sylvan shareholder records on April 16, 2001 (the record date) showed that you owned Sylvan common stock. As of April 16, 2001, there were 5,519,919 shares of common stock outstanding. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

  You may vote in person at the annual meeting or by using the enclosed proxy card. The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting.

How Proxies Work

  The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director nominees and in accordance with our best judgment on any other matters that may properly come before the meeting.

Revoking a Proxy

  You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Sylvan's secretary in writing.

Quorum

  In order to carry on the business of the meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes Needed

  The director nominees receiving the highest number of votes will be elected to fill the seats on the board. Approval of other proposals, if any, requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker nonvotes count for quorum purposes, but not for voting purposes and are not considered to be votes cast. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Vote Counting

  Representatives of Mellon Investor Services LLC, Sylvan's transfer agent, will tabulate the votes and act as independent inspectors of election.

Payment of Proxy Solicitation Expenses

  Sylvan will pay the cost of the solicitation of proxies. The company has retained Mellon Investor Services to solicit proxies from the shareholders at a fee of $5,500 plus out-of-pocket expenses. The company will, upon request, reimburse brokers and others who are only record holders of Sylvan's common stock for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged Sylvan employees may, without additional compensation therefor, solicit proxies on behalf of the company by personal interviews, telephone, internet or other means, as appropriate.

Attending the Annual Meeting

  All shareholders as of April 16, 2001, can attend the annual meeting. If the shares are in your name and you wish to attend the annual meeting, please check the box on your proxy card. If your shares are held through a broker, contact your broker and request that he or she provide you with evidence of your stock ownership. This documentation, when presented at the registration desk, will allow you to attend the meeting.

Disclosure of Voting Results

  Sylvan will announce preliminary voting results at the annual meeting and publish final results in its quarterly report on Form 10-Q for the quarter ending July 1, 2001.

Shareholder Proposals for the 2002 Annual Meeting

  Sylvan's bylaws require that shareholders who wish to make proposals or nominate directors give written notice to our company secretary not less than 30 days nor more than 60 days prior to the date of the meeting. However, in order for a proposal or nomination to be considered for inclusion in next year's proxy statement, it must be submitted to the company in writing by January 2, 2002. We currently anticipate that the next annual meeting will be held in early June 2002. We will provide public notice of the date once it is set.

  Sylvan's bylaws and the Securities and Exchange Commission set other requirements that shareholders must meet in order to have their proposals considered at the annual meeting or included in company proxy materials. If you would like further information on these requirements or about submitting shareholder proposals, please contact Sylvan's company secretary.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The only persons or firms known to the company that may be deemed to beneficially own five percent or more of Sylvan's common stock as of the footnoted dates are the following:

                                        Amount and Nature         Percent of
   Name and Address                of Beneficial Ownership (a) Common Stock (g)
   ----------------                --------------------------- ----------------
   Wynnefield Capital Management,
    LLC..........................           1,074,386(b)             19.5%
     450 Seventh Avenue
     New York, NY 10123
   Dennis C. Zensen..............             794,128(c)             14.4%
     333 Main Street
     Saxonburg, PA 16056
   T. Rowe Price Associates,
    Inc. ........................             556,100(d)             10.1%
     100 East Pratt Street
     Baltimore, MD 21202
   Dimensional Fund Advisors
    Inc. ........................             455,776(e)              8.3%
     1299 Ocean Avenue
     Santa Monica, CA 90401
   FMR Corp. ....................             333,700(f)              6.0%
     82 Devonshire Street
     Boston, MA 02109

------
(a) Under regulations of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares; investment power is the power to dispose of or direct the disposition of shares.
(b) Based on information reported by Wynnefield Capital Management, LLC on a Form 13F filed with the Securities and Exchange Commission on January 30, 2001.
(c) Mr. Zensen owns 281,518 shares directly and he owns the remaining 512,610 shares jointly with his wife.
(d) According to a Schedule 13G dated April 10, 2001, these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 518,900 shares, representing 9.4% of the shares outstanding), to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities. However, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(e) According to a Schedule 13G dated February 2, 2001, Dimensional Fund Advisors Inc., a registered investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds.") In its role as investment advisor and investment manager, Dimensional possesses voting and/or investment power over Sylvan's securities that are owned by the Funds. All securities reported in this schedule are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.
(f) According to a Schedule 13G dated February 14, 2001, Fidelity Management & Research Company (Fidelity), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 333,700 shares of the company's common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. All of the shares are owned by one investment company-Fidelity Low Priced Stock Fund. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

     Edward C. Johnson 3d; FMR Corp.; through its control of Fidelity, and the Fund each has sole power to dispose of the 333,700 shares owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' board of trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49.0% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.
(g) Based on 5,519,919 shares of the company's common stock issued and outstanding on the record date.

          COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of April 16, 2001, the number of shares of Sylvan common stock beneficially owned by each director, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person has sole voting and investment power as to all shares listed opposite his name.

                                Shares of Beneficially Owned Common Stock
                             --------------------------------------------------
                              Direct     Other       Right to     Percent of
Name                         Ownership Ownership    Acquire (d) Outstanding (e)
----                         --------- ---------    ----------- ---------------
Dennis C. Zensen............  281,518    512,610(a)       --         14.4%
William L. Bennett..........    6,000      2,880(b)    15,000           *
Monir K. Elzalaki...........   14,061        --        46,667           *
Virgil H. Jurgensmeyer......   20,000        --        18,000           *
Nelson Obus.................      --   1,074,386(c)    10,000        19.5%
Donald T. Pascal............    7,000        --        18,000           *
Donald A. Smith.............      --         --        17,002           *
Gary D. Walker..............    4,130        --        55,000           *
Michael A. Walton...........      --         --        65,000           *
All of the above and all
 other executive
 officers as a group (f)....  336,809  1,589,876      249,669        39.4%

------
*  Less than 5%
(a)  Owned by Mr. and Mrs. Zensen as joint tenants.
(b) Includes 2,000 shares held in Mr. Bennett's 401(k) account and 880 shares held by trusts for the benefit of Mr. Bennett's children, with respect to which he disclaims beneficial ownership.
(c) Mr. Obus is president of Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. Both companies have indirect beneficial ownership in securities held in the name of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I. and Wynnefield Small Cap Value Offshore Fund, Ltd., which, combined, own all of the listed total number of shares.
(d) Consists of shares that are subject to options exercisable within 60 days of the record date.
(e) Based on 5,519,919 shares of the company's common stock issued and outstanding on the record date.
(f)  Eleven persons, including those named.

                             ELECTION OF DIRECTORS

  Five directors have been nominated by the Board of Directors for election at the annual meeting. Donald T. Pascal, a director since November 1991, has decided not to stand for reelection to the board. Those who are elected will serve until the next annual meeting of shareholders or until each individual's successor is duly elected or appointed and qualified. No family relationship exists between any director, executive officer or person nominated to become a director.

  Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below. In the event that any of the individuals should become unavailable for election for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominees, if any, as the board may designate.

                              Present Position with      Principal Occupation or     Director
 Name and Age                         Sylvan            Employment, if Different       Since
 ------------                -----------------------   --------------------------- -------------
 William L. Bennett (51)     Director                  Vice-Chairman and               July 1994
                                                       Director of HealthPlan
                                                       Services Corporation
 Monir K. Elzalaki (45)      President of Sylvan                                   December 1998
                             America, Inc.
 Virgil H. Jurgensmeyer (71) Director                  Chairman of J-M Farms, Inc.     June 1992
                                                       and J-M Foods, Inc.
 Nelson Obus (54)            Director                  President of Wynnefield         June 2000
                                                       Capital Management, LLC
 Dennis C. Zensen (62)       Chairman, President and                                  April 1989
                             Chief Executive Officer

  William L. Bennett has served, since July 1994, as vice-chairman and director of HealthPlan Services Corporation, a leading provider of managed health care services. Since February 2000, he has served as a managing director of Monitor Equity Advisors and senior advisor to the Monitor Group, an international consulting firm headquartered in Cambridge, Massachusetts.

  Monir K. Elzalaki has served as president of the company's Sylvan America, Inc. spawn production subsidiary in Pennsylvania since March 1992 and as president of the company's Nevada spawn subsidiary since December 1992.

  Virgil H. Jurgensmeyer has served as chairman of the board of J-M Farms, Inc. (a grower and marketer of fresh mushrooms) since April 1979 and as chairman of the board of J-M Foods, Inc. (a producer and marketer of fresh-cut salads) since January 1991. Mr. Jurgensmeyer is part owner and a director of Ohio Valley Mushroom Farm, Inc. (a grower and marketer of fresh mushrooms) and is owner and chairman of Mid-West Custom Mixing Co. (a mixer of rubber compounds); Miami Industrial Supply and Manufacturing Co. (a manufacturer of mushroom production equipment) and Miken Computer Co. (a retailer of personal computer hardware, software and services). He is also a member of the board of directors of the Department of Agriculture of the State of Oklahoma.

  Nelson Obus has served as president of Wynnefield Capital Management, LLC since December 1994. Wynnefield is a limited liability corporation that manages three partnerships, investing solely in small-cap U.S. public equities.

  Dennis C. Zensen was elected chairman of Sylvan's board in July 1990 and has served as a director, president and chief executive officer of Sylvan since April 1989.

                                BOARD MEETINGS

  During 2000, the Board of Directors held four meetings. All but one of Sylvan's directors attended all of the meetings of the board and of the committees on which they served during 2000. The director who was unable to attend all of the board meetings missed one of the four.

                               BOARD COMMITTEES

  The Executive Committee, Audit Committee, and Stock Option and Compensation Committee are the board's standing committees. The board as a whole serves as its Nominating Committee.

Executive Committee

  Members: Mr. Zensen (chairman), Mr. Jurgensmeyer and Mr. Pascal
  Number of meetings in 2000: None
  Functions:

    . exercises all of the powers and authority of the board in the management of the business and affairs of the company between meetings of the full board, except the power or authority to amend the certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the company's property and assets, recommend to the shareholders a dissolution of the company or a revocation of a dissolution, or amend the bylaws of the company

Audit Committee

  Members: Mr. Bennett (chairman), Mr. Jurgensmeyer and Mr. Obus
  Number of meetings in 2000: Four
  Functions:
    . consults with Sylvan's independent public accountants and such other persons as the members deem appropriate

    . reviews the preparations for and scope of the audit of the company's annual financial statements

    . makes recommendations as to the engagement and fees of the independent auditors

    . performs such other duties relating to the company's financial statements as the board may assign from time to time

  Mr. Obus was appointed to the Committee by the board at its March 2001 meeting. The Committee operates under a written charter that was adopted in June 2000. A copy is attached as Appendix A to this proxy statement.

                         Report of the Audit Committee

  The Audit Committee of the Board of Directors of Sylvan Inc. exercises oversight of the company's financial accounting and reporting processes on behalf of the board. Its functions include consulting with Sylvan's independent public accountants, reviewing the preparations for and scope of the audit of the company's annual financial statements and making recommendations with respect to the engagement and fees of the independent auditors. Each of the members of the Audit Committee is an independent director as defined and set forth in the marketplace rules and qualification requirements of The Nasdaq Stock Market.

  In this context, the Audit Committee hereby reports that:

    . it reviewed and discussed the audited financial statements with Sylvan's management;

  . it discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380);

  . it received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountants the independent accountants' independence; and

  . based on the review and discussions referred to in the paragraphs above, it recommended to the Sylvan Inc. Board of Directors that the audited financial statements be included in the company's annual report on Form 10-K for and as of the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          William L. Bennett, Committee
                                           Chairman
                                          Virgil H. Jurgensmeyer
                                          Nelson Obus

Stock Option and Compensation Committee

  Members: Mr. Jurgensmeyer (chairman) and Mr. Bennett
  Number of meetings in 2000: Five
  Functions:

    . exercises all of the powers of the Board of Directors, including the authority to issue Sylvan stock, with respect to matters relating to the administration of the company's 1990 Stock Option Plan

    . sets the compensation of the company's chief executive officer, the four other most highly compensated executive officers and other persons performing substantial services for the company

    . reviews and approves transactions between the company and any substantial shareholder, officer, director or affiliate of the company

                             DIRECTOR COMPENSATION

  Sylvan paid each nonemployee director an annual retainer of $10,000 and a fee of $1,000 for each board meeting attended and for each committee meeting attended. In addition, nonemployee board members received a fee of $1,000 for participation in each of several conferences with investors that were conducted during the year. During 2000, the directors as a group were paid $78,000 in total. Directors are also reimbursed for travel and other necessary business expenses incurred in attending meetings.

  In addition, under the terms of the 1993 Stock Option Plan for Nonemployee Directors, each nonemployee director is automatically granted nonincentive options to purchase 10,000 shares of common stock on the first business day following the annual meeting at which such individual first becomes a Sylvan director. In addition, he is automatically granted nonincentive options to purchase 1,000 shares of common stock on the first business day following the day of each subsequent annual meeting of shareholders. The exercise price per share of the common stock of each option granted is the closing price of the common stock on the date of grant as reported on The Nasdaq Stock Market.

  Directors who are employees of the company or its subsidiaries are eligible to participate in the company's 1990 Stock Option Plan. Members of the Stock Option and Compensation Committee are not eligible to participate in the 1990 Stock Option Plan while they are serving on such committee.

                         TRANSACTIONS WITH THE COMPANY

  During 2000, various mushroom business interests of Mr. Jurgensmeyer, a member of the company's board, purchased spawn and compost supplements at fair market value totaling $621,000, in trading with the company's subsidiaries.

                    STOCK OPTION AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Stock Option and Compensation Committee exercises responsibility with respect to the compensation of Sylvan's chief executive officer, four other most highly compensated executive officers and other persons performing substantial services for the company. It also administers Sylvan's 1990 Stock Option Plan.

Compensation Structure and Administration

  The executive compensation program is composed of salary, cash bonuses, fringe benefit programs, and stock options utilized through an integrated and managed approach. In 2000, Sylvan retained a firm of independent consultants specializing in executive compensation to conduct a review of the total compensation packages of executives at companies engaged in businesses that are similar to Sylvan's. Fifteen publicly traded companies constitute the peer group. They were selected on the basis of their comparable size and industrial classification. The consultants' report was delivered to the Committee in November 2000. Consequently, the data generated by the review were not used for compensation decisions in 2000, but are being used this year.

  In administering the program during 2000, the Committee sought to:

  . sustain a pay-for-performance policy that differentiated compensation based on corporate, business unit and individual performance and linked compensation to such performance;

  . motivate executive officers to achieve strategic business initiatives and reward them for their accomplishments; and

  . align the interests of Sylvan's key employees with the long-term interests of shareholders through award opportunities that result in ownership of the company's common stock.

  The following process was utilized for the individuals whose compensation determination is the Committee's responsibility.

  Base Salaries: The Committee reviewed the covered officers' base salaries, paying particular attention to prevailing levels of compensation for qualified executives, the responsibilities of each individual's position and the contributions to the company that each officer makes and is expected to make in the future.

  Cash Bonuses: Cash bonuses were based on Sylvan's overall financial performance and on an executive officer's performance as measured against the company's progress in expanding its businesses throughout the world and aggressively introducing new products and services to its customers.

  Stock Options: Stock option grants to executive officers were based on the attainment of operating goals as well as progress toward specific long-term quality, profitability and growth goals. The options carry an exercise price equal to the closing market price of the company's common stock on the date of the grant and do not fully vest until three years following the date of the grant. They have value only if Sylvan's stock price appreciates from the date the options are granted.

  Measurement Meetings: Measurements of each covered executive officer's progress toward the achievement of the goal components of the compensation program during 2000 were made by the Committee during the course of five meetings with the chief executive officer. At the first meeting, performance goals for each individual were established and, during the remaining meetings, performance evaluations were undertaken and updated.

Performance Measurements

  The measurement of corporate performance was based on the following factors. Consistent with past practices, the financial results were adjusted to eliminate the effect of foreign currency translation calculations.

  .  earnings per share (EPS)

  .  asset efficiency

  .  annual revenue growth

  .  the development of Sylvan's global franchise

  Asset efficiency is essentially after-tax operating income less a charge that reflects the company's cost of invested capital. Its use is designed to encourage managers to generate profit growth through investments in projects where returns exceed the company's cost of capital.

  The annual bonuses for the chief executive officer and the chief financial officer for 2000 were based on an equal weighting of the four factors, as they related to overall corporate performance measured against expectations that were set in the first quarter of 2000. Annual bonuses for the other most highly compensated executive officers were also based on an equal weighting of these factors, except that revenue growth and asset efficiency were calculated on the performance of the operating division for which each individual is responsible. In all cases, performance was measured over the full financial year and included an estimate of fourth quarter results.

  With respect to overall corporate performance, asset efficiency, corporate revenue growth and EPS growth met expectations during the measurement period. Sylvan's European operating division exhibited positive performance in spite of a difficult strategic environment and the U.S. spawn division exhibited positive performance after adjusting the results for the loss of a significant customer that shut down most of its operations. The Quincy fresh mushroom operation also achieved strong net income performance by the end of the year.

Compensation for Executive Officers Other Than the Chief Executive Officer

  The Committee awarded bonuses to each of the executive officers listed on the Summary Compensation Table in recognition of each individual's achievement of the performance standards that were established for him during the year.

  The Committee also granted base salary increases to Mr. Smith and Mr. Elzalaki to reflect their attainment of higher levels of responsibility within the organization and to Mr. Walker in recognition of the expansion of his responsibilities in connection with the enlargement of the company's bioproducts initiatives. In addition, participation in the Nonqualified Target Benefit Annuity Purchase Program was extended to Mr. Walker.

  Consistent with the Committee's philosophy of aligning its managers with the interests of the company's shareholders, options for 119,000 shares of Sylvan's common stock were granted by the Committee to 11 employees during 2000. Of the total, 15,000 shares, or 12.6%, were granted to Mr. Walton; and grants of 10,000 shares each, or 8.4% each, were given to Mr. Elzalaki, Mr. Walker and Mr. Smith. The grants, made at the prevailing market values of the underlying shares, were based on an evaluation of each grantee's influence on the long-term growth and profitability of the company. Each recipient's award was established with input from Mr. Zensen.

Compensation for the Chief Executive Officer

  The Committee awarded Mr. Zensen a bonus of $200,000 (one-third of his base salary) in recognition of Sylvan's accomplishment of growth targets, the expansion of the company's global franchise and the acceleration of bioproducts initiatives. He was also granted options for 45,000 shares of the company's stock, 37.8% of the total granted for 2000, at the prevailing market values for the underlying shares, in concert with the Committee's commitment to align the executives with the interests of Sylvan's shareholders. Mr. Zensen's base salary and the annual supplemental contribution made on his behalf to the company's nonqualified annuity purchase program were unchanged during the year. Mr. Zensen's salary was last adjusted in May 1998.

Compensation Program Revisions for 2001

  The data generated by the peer group compensation review led the Committee to conclude that, although total executive compensation was comparable, the base salaries for some of Sylvan's executives were relatively high. As a result, the Committee reduced the base salaries of four of the highest-paid executives from 8% to 17% from the December 31, 2000, levels. The Committee also concluded that the alignment of Sylvan's executives with the long-term interests of shareholders would be enhanced by providing that a significant portion of executive compensation be "at risk" by being tied to quantifiable short-term and long-term measures of Sylvan's performance. Consequently, the Committee established target bonus incentive amounts ranging from approximately 18% to 75% of base salary and determined that bonuses will be awarded using one of the two following formulas:

  . Chief Executive Officer and Chief Financial Officer: 70% of the total target bonus will be calculated based on the awarding of a full bonus if 2001 budgeted EPS is achieved. The remaining 30% of the bonus will be subject to the discretion of the Committee.

  . Divisional Presidents and General Managers: 42% of the total target bonus will be calculated using a formula designed to pay a full bonus if 2001 divisional budgeted operating income is achieved. 28% of the total target bonus will be calculated using a formula designed to pay a full bonus if 2001 budgeted EPS is achieved. The remaining 30% of the bonus will be subject to the discretion of the Committee.

  The Committee will include in its discretionary evaluation the use of relative financial measures, including EPS, asset efficiency and revenue growth, and will evaluate each executive against individual goals that are set at the beginning of the fiscal year.

Consideration of Internal Revenue Code Section 162(m)

  The Committee monitors the impact of Section 162(m) of the Internal Revenue Code in making its compensation decisions. Although it provides for certain exceptions, this law generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and four other most highly compensated executive officers.

                                          Virgil H. Jurgensmeyer, Committee
                                           Chairman
                                          William L. Bennett

                    STOCK OPTION AND COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  As stated above, the Stock Option and Compensation Committee was composed of Messrs. Jurgensmeyer and Bennett, neither of whom is an executive officer of the company. During 2000, no executive officer of the company served on a compensation committee (or other board committee performing equivalent functions) or board of directors of any entity related to any member of Sylvan's Board of Directors.

                   MANAGEMENT COMPENSATION AND BENEFIT PLANS

Summary Compensation Table

  The following table sets forth certain information regarding compensation received by the chief executive officer and the four other most highly compensated executive officers of the company and its subsidiaries for 2000, 1999 and 1998. Sylvan has not granted any restricted stock awards or made any long-term incentive plan payouts.

                                      ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                               ---------------------------------- ---------------------------------
                                                                  Number of Shares
Name and Principal                                 Other Annual   Underlying Stock    All Other
Position                  Year  Salary   Bonus   Compensation (a) Options Granted  Compensation (b)
------------------        ---- -------- -------- ---------------- ---------------- ----------------
Dennis C. Zensen........  2000 $600,000 $200,000     $149,817          45,000          $215,145
President and Chief       1999  600,000  175,000       99,959             --            143,547
Executive Officer         1998  566,667      --       146,254             --            210,029
Monir K. Elzalaki.......  2000 $277,500 $ 70,000     $ 11,230          10,000          $ 18,757
President                 1999  270,000   50,000        6,280          10,000            10,489
Sylvan America, Inc.      1998  253,333      --         8,984          15,000            15,006
Michael A. Walton (c)...  2000 $230,950 $ 44,700          --           15,000          $ 13,857
Managing Director         1999  221,638   29,800          --           15,000            12,516
Sylvan Europe             1998  198,666      --           --           20,000            10,728
Gary D. Walker..........  2000 $185,000 $ 30,000     $ 55,501          10,000          $ 79,047
President                 1999  180,000   30,000          --           15,000               --
Sylvan Bioproducts, Inc.  1998  180,000      --           --           15,000               --
Donald A. Smith.........  2000 $167,500 $ 40,000     $  7,576          10,000          $ 10,790
Chief Financial Officer   1999  140,004   20,000       24,517          20,000            34,918
                          1998  100,008      --           --           10,000               --

------
(a) Reports reimbursements for income taxes incurred as a result of contributions made by the company on behalf of each officer to its Nonqualified Target Benefit Annuity Purchase Program.
(b) Reports income imputed to each individual as a result of contributions made by the company to its Nonqualified Target Benefit Annuity Purchase Program or, in Mr. Walton's case, to Sylvan's British subsidiaries' contributory pension benefit plan, in which Mr. Walton is a participant.
(c) Mr. Walton, a citizen and resident of the United Kingdom, is paid in British pounds. For the purposes of this report, his compensation for each of the three years was converted into U.S. dollars using a December 29, 2000, exchange rate of (Pounds)1 equal to $1.49.

Option Grants in the Year Ended December 31, 2000

  The following table sets forth as to the persons named in the Summary Compensation Table, information with respect to the Sylvan stock options granted during the company's last fiscal year, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                Rates of Stock
                           Number         % of                                       Price
                          of Shares   Total Options                            Appreciation for
                         Underlying    Granted to                               Option Term (c)
                           Options    Employees in   Exercise Price Expiration -----------------
Name                     Granted (a) Fiscal Year (b)   Per Share       Date       5%      10%
----                     ----------- --------------- -------------- ---------- -------- --------
Dennis C. Zensen........   45,000         37.8%          $8.63       12-27-10  $244,090 $618,571
Monir K. Elzalaki.......   10,000          8.4%           8.63       12-27-10    54,242  137,460
Michael A. Walton.......   15,000         12.6%           8.63       12-27-10    81,363  206,190
Gary D. Walker..........   10,000          8.4%           8.63       12-27-10    54,242  137,460
Donald A. Smith.........   10,000          8.4%           8.63       12-27-10    54,242  137,460

------
(a) The options granted become exercisable over a three-year period in increments of one-third of the total per year beginning with the first anniversary of the date of the grant.
(b)  Sylvan granted options representing 119,000 shares to eleven employees.
(c) Based on the closing market price of Sylvan's common stock as reported on The Nasdaq Stock Market on the date immediately prior to the date of the grant. The actual value realized may be greater than or less than the potential realizable value set forth in the table.

Aggregated Option Exercises for the Year Ended December 31, 2000

  The following table sets forth as to the persons named in the Summary Compensation Table, information with respect to the Sylvan stock options exercised during 2000, the net value of any shares received or cash realized upon such exercise, the number of shares covered by unexercised stock options held at December 31, 2000, and the value of such stock options at December 31, 2000.

                                              No. of Shares Underlying    Value of Unexercised
                           No. of                Unexercised Options      In-The-Money Options
                           Shares                    at 12/31/00              at 12/31/00*
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Dennis C. Zensen........     --        --          --        45,000          --        $39,375
Monir K. Elzalaki.......     --        --       41,667       21,667          --          8,750
Michael A. Walton.......     --        --       53,333       31,667       $7,500        13,125
Gary D. Walker..........     --        --       50,000       25,000       11,250         8,750
Donald A. Smith.........     --        --       17,002       26,666        4,167        17,083

------
* The closing market price of Sylvan's common stock on December 31, 2000, was $9.50 per share.

Qualified Retirement Benefit Plan

  Sylvan has a defined benefit pension plan covering eligible salaried employees of its Sylvan America, Inc. and Sylvan Foods, Inc. subsidiaries, and former salaried employees of its closed Moonlight Mushrooms, Inc. subsidiary. The pension plan is funded solely by employer contributions, but the company ceased accruing benefits for the plan as of January 3, 1993. Annual pension benefits under the plan are determined by multiplying 1.25% times the employee's average salary as reported on such employee's Form W-2 over the five highest earnings years of service prior to January 3, 1993, times the employee's number of years of service prior to January 3, 1993. Pension benefits are not subject to deductions for Social Security benefits.
Mr. Elzalaki and Mr. Walker are the only persons named in the Summary Compensation Table who participated in the plan. Mr. Elzalaki has two years of credited service as of January 3, 1993, and an accrued benefit of approximately $324 per month at age 65. Mr. Walker has six months of credited service and an accrued benefit of approximately $95 per month at age 65.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following line graph compares the cumulative total shareholder return on Sylvan's common stock for the years 1996 through 2000 against the total return of Standard and Poor's 500 Stock Index and the Russell 2000 Small Stock Index. The company utilizes the Russell index because it has not been able to construct a peer group that exhibits Sylvan's product and geographical components. The graph assumes a $100 investment on December 31, 1995 in the company's common stock, the S&P stocks and the Russell index stocks, and the cumulative total return assumes the reinvestment of dividends, if any.

                             [GRAPH APPEARS HERE]

                  12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
 --------------------------------------------------------------------------------
   Sylvan Inc.     100.00     109.47     117.89     125.26      71.58      80.00
   S&P 500         100.00     122.96     163.98     210.84     255.22     231.98
   Russell 2000    100.00     116.54     142.45     139.26     169.00     164.08

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and persons who own more than ten percent of a registered class of the company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the company with copies of all
Section 16(a) forms that they file.

  The company believes that all filing requirements applicable to its officers and directors were complied with in 2000. In making these disclosures, the company has relied solely on the written and oral representations of its directors and executive officers and copies of the reports that they filed with the Commission.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as Sylvan's principal independent public accountants in 2000. Upon the recommendation of the Audit Committee, the Board of Directors engaged Arthur Andersen to audit the books and records of the company in 2001. Representatives of Arthur Andersen are expected to be present at the meeting and, while they are not expected to make a statement, they will have the opportunity to do so if they desire. They will also be available to respond to appropriate questions.

  For services rendered on a worldwide basis in 2000 by Arthur Andersen, the company incurred the following fees. Audit Fees were for work related to auditing the company's annual financial statements for fiscal year 2000 and for reviewing the financial statements included in the company's Forms 10-Q. All Other Fees were for work related to the audit of the statutory financial statements of some of the company's overseas subsidiaries as well as for nonaudit services.

  .  Audit Fees.............................................   $158,000

  .  Financial Information Systems Design and                  $      0
     Implementation Fees....................................

  .  All Other Fees ........................................   $ 33,000

                          ANNUAL REPORT ON FORM 10-K

The company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, is available to shareholders upon request and may be obtained by writing to: Sylvan Inc., 333 Main Street, P.O. Box 249, Saxonburg, PA 16056-0249.

                                  APPENDIX A

                      SYLVAN INC. AUDIT COMMITTEE CHARTER

Responsibilities of the Audit Committee

  The function of the Audit Committee is oversight. Sylvan's management is responsible for the preparation, presentation, and integrity of the company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out proper audits and reviews, including reviews of the company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

  In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the company that it receives information from, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the board of directors).

  The outside auditors for the company are ultimately accountable to the board (as assisted by the Committee). The board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

  The Committee has specific responsibilities for the following, to the extent that the board, acting as a whole, does not take action regarding such matters:

  . providing the channel, independent of management, through which reports are made to the board with respect to auditing and all related matters;

  . actively engaging in a dialogue with the company's independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and recommending that the board take appropriate action in response to the report of the company's independent public accountants to satisfy itself of such accountants' independence;

  . receiving the written disclosures and the letter from the company's independent public accountants required by Independence Standards Board Standard No. 1, as it may be modified or supplemented, and discussing with the company's independent public accountants their independence;

  . reviewing the fees paid to the company's independent public accountants and approving their proposed fee schedule;

  . evaluating the performance of the company's independent public accountants;

  . receiving reports on the accounting practices of the company and making such recommendations as the Committee deems appropriate;

  . reviewing, with the aid of appropriate auditors and independent public accountants, the company's auditing policies, internal accounting controls and procedures and their implementation;

  . reviewing the results of the audits of the consolidated financial statements of the company by its independent public accountants and discussing the audited financial statements with management;

  . discussing with the company's independent public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as it may be modified or supplemented;

  . expressing a recommendation to the board as to whether the audited financial statements should be included in the company's annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

  . recommending to the board the appointment of (i) independent public accountants on an annual basis, (ii) other independent public accountants as the Committee shall from time to time deem necessary or desirable and (iii) internal auditors, if any;

  . preparing any report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement; and

  . reviewing and reassessing the adequacy of this Charter on an annual basis.

Committee Member Requirements

  The Committee shall consist of not fewer than three directors, (i) each of whom is able to read and understand basic financial statements, including a balance sheet, income statement and cash flow statement, (ii) one of whom has past employment experience or background in finance or accounting and (iii) each of whom is considered to be independent.

Committee Member Independence

  The following categories of person have been determined by the board to not be considered "independent":

  . a director who is employed by the company for the current year or any of the past three years;

  . a director who has accepted any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or nondiscretionary compensation;

  . a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any of its affiliates as an executive officer;

  . a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

  . a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

  Notwithstanding the above, there may be one member of the Committee who does not meet the above standards of independence; provided that such member is not a current employee or an immediate family member of such an employee, if the board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the company and its shareholders, and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination.

Outside Consultants

  The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the company or the company's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Limitation of Duties

  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the company's independent public accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the company's independent public accountants or to assure compliance with laws and regulations.

                                  SYLVAN INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS

              Swissotel New York - The Drake; New York, New York
                       Friday, June 8, 2001, 10:00 a.m.

The undersigned shareholder of Sylvan Inc. does hereby appoint Dennis C. Zensen, Donald A. Smith and Fred Y. Bennitt, or a majority of them who are present at the meeting, as proxies of the undersigned to vote at Sylvan's annual meeting of shareholders, to be held June 8, 2001, and at all adjournments thereof, all the shares of Sylvan's common stock which the undersigned may be entitled to vote on the matters set out on the reverse side of this card as described in the Proxy Statement and, at their discretion, on any other business that may properly come before the annual meeting.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given, such shares will be voted "FOR" the election of each named individual as Director.


               (Continued, and to be signed, on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:      Please mark [X]
                                                                 your votes as
                                                                 indicated in
                                                                 this example.

Item 1: Election of the following five Directors:

                                  William L. Bennett, Monir K. Etzalaki,
                                  Virgil H. Jurgensmeyer, Nelson Obus, Dennis C. Zensen.

FOR all Nominees       Withhold Authority
listed to the right    to vote for all       A vote FOR includes discretionary
(except as marked      nominees listed to    authority to vote for a substituted
to the contrary)       the right             nominee if any of the nominees
                                             listed becomes unable to serve or
                                             for good cause will not serve.

[ ]                                [ ]
(To withhold authority to vote for one or more nominees, print such nominee's or nominees' name(s) on the line below.)

--------------------------------------------------------------------------------

I plan to attend the                  Please date and sign exactly as your name
annual meeting   [ ]                  appears hereon and return in the enclosed
                                      envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

                                      Date                   , 2001
                                          ------------------


                                      ---------------------------------------
                                      Signature


                                      ---------------------------------------
                                      Signature

                                      The signer hereby revokes all previous
                                      proxies for the annual meeting,
                                      acknowledges receipt of the Notice of
                                      Annual Meeting of Shareholders and Proxy
                                      Statement dated April 30, 2001, and hereby ratifies all that the said proxies may do by virtue hereof.